SECOND AMENDMENT TO

                               OCEAN ENERGY, INC.

                            SUPPLEMENTAL BENEFIT PLAN

     WHEREAS, OCEAN ENERGY, INC. , a Louisiana corporation (the "Company"), has heretofore adopted the OCEAN ENERGY, INC. SUPPLEMENTAL BENEFIT PLAN (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of March 30, 1999:

         1. The definition of the term "Board" in Section 1.1 of the Plan shall be deleted and the following shall be substituted therefor:

     "Board: The Board of Directors of Ocean Energy, Inc., a Texas corporation."

         2. The definition of the term "Compensation" in Section 1.1 of the Plan shall be deleted and the following shall be substituted therefor:

         "Compensation: As appropriate with respect to any Participant for a Plan Year, (i)(a) amounts of 'Pay' described in Section 1.32 of the UMC Petroleum Savings Plan ( or the applicable successor provision) during the periods in which the Participant participates in such plan, (b) amounts of "Compensation" described in Section 1.02 of the Flores & Rucks, Inc. 401(k) Savings Plan (or applicable successor provision) during the periods in which the Participant participates in such plan or (c) amounts of compensation that a Participant may elect to defer under any other 401(k) plan, determined without regard to the limitations imposed by Section 401(a)(17) of the Code and (ii) any amount (other than as described in clause (i)) that is paid in a lump sum cash payment (other than pursuant to this Plan) and that is required to be reported on the Participant's federal income tax withholding statement (Form W-2)."

         3. The following new  definitions  shall be added to Section 1.1 of the
Plan:

         "Corporate Change: The occurrence of any of the following events: (i) Ocean Energy, Inc., a Texas corporation ('OEI') shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) OEI sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) OEI is to be dissolved and liquidated, or (iv) as a result of or in connection with a contested election for the members of the Board such that the members constituting the Board immediately following the consummation of the merger of Ocean Energy, Inc. with and into Seagull Energy Corporation shall cease to constitute a majority of the Board.

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         Trust:  The trust, if any, established under the Trust Agreement.

         Trust Agreement: The agreement, if any, entered into between the Company and the Trustee pursuant Section 6.5.

         Trust Fund: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profit, and increments thereto."

         4. Section 6.5 of the Plan shall be deleted and the following shall be substituted therefor:

                  "6.5 Rights to Company's Assets. No Participant shall have any right to, or interest in, any assets of the Company upon termination of employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are to be paid out of the Company's general assets. Nevertheless, in the event of a 'Corporate Change,' the Committee shall establish the Trust and direct the Company to enter into the Trust Agreement and the Company shall transfer money or other property to the Trustee equal to the amounts credited to Participants' Accounts under the Plan and, subject to the terms hereof and of the Trust Agreement, the Trustee shall pay Plan benefits to Participants and their beneficiaries out of the Trust Fund. The Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of the Company's creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered 'insolvent' if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. When so informed, the Trustee shall suspend payments to the Participants and hold the assets for the benefit of the Company's general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Participants and hold the Trust Fund for the benefit of the Company's general creditors, and shall determine whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Participant. No Participant or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund."

5.       As amended hereby, the Plan is specifically ratified and reaffirmed.

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         EXECUTED effective as of March 30, 1999.

                                                              OCEAN ENERGY, INC.

                                                              By:
                                                              Name:
                                                              Title: